UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2012
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Transcend Services, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Glenlake Parkway, Suite 1325, Atlanta, GA 30328
(Address of principal executive offices, including zip code)

(678) 808-0600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As previously reported, on August 10, 2011, Transcend Services, Inc. (the “Company”) entered into an Amended and Restated Clinical Documentation Solution Agreement (the “Agreement”) with Multimodal Technologies, Inc. (“M*Modal”). Under the Agreement, the Company licensed a speech recognition engine, natural language processor and various editing tools (the “M*Modal Technology”) from M*Modal. The Agreement had an initial term ending on December 31, 2012, followed by four one-year renewal terms through December 31, 2016, unless the Company elected not to renew for any such one-year renewal term. The Agreement also had certain termination provisions in connection with the execution of an agreement that could result in a change in control of the Company.

As previously reported, on March 6, 2012, the Company entered into an Agreement and Plan of Merger, dated March 6, 2012, with Nuance Communications, Inc. (“Nuance”) and Townsend Merger Corporation, a wholly owned subsidiary of Nuance, which could result in a change in control of the Company under the Agreement. In response, M*Modal has terminated the Agreement effective March 12, 2012. Under the Agreement, M*Modal is obligated to provide the M*Modal Technology to the Company for an 18-month transition period. The Company has made the required advance payment of $5,400,000 to M*Modal for such transition period.

The Company intends to integrate speech recognition technology from Nuance during the transition period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: March 15, 2012	/s/ Lance Cornell
Lance Cornell
Chief Financial Officer
(Principal Financial Officer)